Exhibit 3.1

Form of Certificate of Amendment to the

Amended and Restated Certificate of Incorporation of

Power Efficiency Corporation

The undersigned, for the purposes of amending the Amended and Restated Certificate of Incorporation of Power Efficiency Corporation, (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DCGL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, by written consent in accordance with Section 141(f) of the DCGL, a resolution proposing and declaring it advisable to add the following amendment as new Section 4.8 to Article FOURTH of the Amended and Restated Certificate of Incorporation of said Corporation:

4.8 Reverse Stock Split. Upon the effectiveness of this amendment to the Amended and Restated Certificate of Incorporation containing this sentence (the “Split Effective Time”), each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each fifteen (15) shares of issued and outstanding Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. There shall be no fractional shares issued to any stockholder, and no stockholder shall receive cash in lieu of fractional shares, and fractional shares shall be rounded down to the nearest whole share. Nothing in this amendment shall affect the par value of the Common Stock nor the par value of any class of Preferred Stock of the Corporation. Nothing in this amendment shall affect the number of total authorized shares of Common Stock nor the number of authorized or issued shares of any class of Preferred Stock of the Corporation outstanding on the date hereof.

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation entitled to vote have voted in favor of said amendment as of August 16, 2016 by written consent pursuant to Section 242 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

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Power Efficiency Corporation Certificate of Amendment Signature Page

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Power Efficiency Corporation shall be effective at 5:00 p.m. Delaware time on Tuesday, January 17, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Power Efficiency Corporation to be duly executed by the undersigned this 11th day of January, 2017.

POWER EFFICIENCY CORPORATION

By: /s/Gary Weiss

Name: Gary Weiss, Chief Executive Officer

By: /s/Brian C. Daughney

Name: Brian C. Daughney, Corporate Secretary